Exhibit 10.12

LOAN AGREEMENT

between

WELLS FARGO BANK MINNESOTA, NATIONAL ASSOCIATION, f/k/a NORWEST
BANK MINNESOTA, NATIONAL ASSOCIATION, as Indenture Trustee under that certain Indenture dated November 1, 1999

and

FRIENDCO RESTAURANTS, INC., a Maryland corporation,
DAVCO RESTAURANTS, INC., a Delaware corporation, and
DAVCO ACQUISITION HOLDING INC., a Delaware corporation

Dated as of July 12, 2001

TABLE OF CONTENTS

1.	PAYMENT OF PRINCIPAL AND INTEREST

2.	CONDITIONS PRECEDENT

3.	FUNDS FOR TAXES, INSURANCE AND OTHER CHARGES

4.	APPLICATION OF PAYMENTS

5.	CHARGES; LIENS

6.	INSURANCE

7.	PRESERVATION AND MAINTENANCE OF PROPERTY

8.	PROTECTION OF LENDER’S SECURITY

9.	BOOKS AND RECORDS

10.	CONDEMNATION

11.	FORBEARANCE BY LENDER NOT A WAIVER

12.	ESTOPPEL CERTIFICATE

13.	LEASES OF THE PROPERTY

14.	REMEDIES CUMULATIVE

15.	ACCELERATION IN CASE OF BORROWER’S INSOLVENCY

16.	TRANSFERS OF THE PROPERTY OR BENEFICIAL INTERESTS IN BORROWER; ASSUMPTION

17.	NOTICE

18.	SUCCESSORS AND ASSIGNS BOUND; JOINT AND SEVERAL LIABILITY; AGENTS; CAPTIONS

19.	GOVERNING LAW; SEVERABILITY

20.	ASSIGNMENT OF LEASES AND RENTS; APPOINTMENT OF RECEIVER; LENDER IN POSSESSION

21.	ACCELERATION: REMEDIES

22.	SUBROGATION

i

23.	PARTIAL INVALIDITY

24.	REPRESENTATIONS OF BORROWER

25.	BORROWER’S ADDITIONAL COVENANTS

26.	MAINTENANCE OF CASH FLOW

27.	ASSIGNMENT BY LENDER

28.	SECURITIZATION OPINIONS; FINANCIAL INFORMATION

29.	DEFINITIONS

30.	INTENTIONALLY OMITTED

31.	WAIVER OF JURY TRIAL

ii

32.	MISCELLANEOUS

33.	ADDITIONAL NON-UNIFORM PROVISIONS

iii

LOAN AGREEMENT

THIS LOAN AGREEMENT (the “Agreement”) is made as of July 12, 2001 between FRIENDCO RESTAURANTS, INC., a Maryland corporation, DAVCO RESTAURANTS, INC., a Delaware corporation, and DAVCO ACQUISITION HOLDING INC., a Delaware corporation, each of whose address is 1657 Crofton Boulevard, Crofton, Maryland 21114 (herein, collectively, “Borrower”) and WELLS FARGO BANK MINNESOTA, NATIONAL ASSOCIATION f/k/a NORWEST BANK MINNESOTA, NATIONAL ASSOCIATION, as Indenture Trustee under that certain Indenture dated November 1, 1999, whose address is c/o Corporate Trust Services, 1015 10th Avenue SE, Minneapolis, MN 55414 (herein “Lender”).

WHEREAS, subject to and upon the terms and conditions herein set forth, Lender’s predecessor-in-interest made a loan available for the Borrower in the aggregate amount of THIRTEEN MILLION FORTY FIVE THOUSAND FOUR HUNDRED TWENTY FIVE AND 74/100 ($13,045,425.74) (the “Loan’), which indebtedness is evidenced by Borrower’s Consolidated, Amended and Restated Promissory Note dated July 12, 2001 (the “Note”);

WHEREAS, the indebtedness evidenced by the Note is secured by that certain Commercial Deed of Trust, Assignment of Rents and Security Agreement dated as of the date hereof (the “Instrument”) granting to Lender a security interest in Borrower’s Property (as such term is defined therein), including without limitation, Borrower’s leasehold interest or fee simple interests in the following described properties located in the counties as indicated, State of Maryland:

Lease:	11818 Reiserstown Road, Reiserstown, Baltimore County, Maryland
Lease:	15400 Chrysler Drive, Upper Marlboro, Prince George’s County, Maryland
Lease:	403 Punkin Court, Salisbury, Wicomico County, Maryland
Lease:	498 Ritchie Highway, Severna Park, Anne Arundel County, Maryland
Lease:	30272 Triangle Drive, Charlotte Hall, St. Mary’s County, Maryland
Lease:	1344 Eastern Boulevard, Baltimore, Baltimore County, Maryland
Lease:	6411 Eastern Avenue, Baltimore, Baltimore County, Maryland
Lease:	5801 Clarksville Square Road, Clarksville, Howard County, Maryland

Lease:	3620 Washington Boulevard, Baltimore, Baltimore County, Maryland
Lease:	8308 Annapolis Road, New Carrolton, Prince Georges County, Maryland
Lease:	1589 West Nursery Road, Linthicum, Anne Arundel County, Maryland

Lease:	8700 Belair Road, Baltimore, Baltimore County, Maryland
Lease:	1060 Joppa Farm Road, Joppatowne, Harford County, Maryland

Fee:	40804 Merchant Lane, Leonardtown, St. Mary’s County, Maryland
Fee:	8715 Central Avenue, Capital Heights, Prince George’s County, Maryland

WHEREAS, to further secure Lender in respect of the repayment of the indebtedness, Borrower has executed other documents with or to or in favor of Lender in connection with the Loan (herein, together with the Note, the Instrument, this Agreement and the guaranty of the Guarantor, if any, guaranteeing the obligations of the Borrower, collectively the “Loan Documents”).

NOW THEREFORE, for and in consideration of Lender’s making the Loan to Borrower and other good and valuable consideration, the sufficiency of which is hereby acknowledged, Borrower and Lender covenant and agree as follows:

1.                                      PAYMENT OF PRINCIPAL AND INTEREST.  Borrower shall promptly pay when due the principal of, interest on and all other sums accruing in respect of the indebtedness evidenced by the Note, in accordance with the terms and conditions thereof, hereof and as otherwise provided in the Loan Documents.

2.                                      CONDITIONS PRECEDENT.  INTENTIONALLY DELETED.

3.                                      FUNDS FOR TAXES, INSURANCE AND OTHER CHARGES.  Upon a Borrower’s Default hereunder or under the Instrument, or in the event Borrower is, or has been, delinquent, in the timely payment of any services, taxes, assessments, insurance or rent payment under the Lease, at Lender’s request, Borrower shall pay to Lender or its loan servicer a sum (the “Initial Yearly Premium Payment”) equal to such amount as is deemed necessary by Lender to be in position to pay the next annual payment of taxes and insurance when due.  Thereafter, Borrower, shall pay to Lender or its loan servicer on the day monthly installments of principal or interest are payable under the Note (or on another day designated in writing by Lender), until the Note is paid in full, a sum (herein, together with the Initial Yearly Premium Payment, the “Funds”) equal to one-twelfth of (a) the yearly water and sewer rates and taxes and assessments which maybe levied on the Property, and (b) the yearly premium installments for fire and other hazard insurance, rent loss insurance and such other insurance covering the Property as Lender may require pursuant to paragraph 5 hereof (the “Yearly Premium”), and (c) the yearly fixed rents, if any, under the Lease, all as reasonably estimated initially and from time to time by Lender on the basis of assessments and bills and reasonable estimates thereof.  Any waiver by Lender of a requirement that Borrower pay such Funds may be revoked by Lender, in Lender’s sole discretion, at any time upon notice in writing to Borrower.  Lender may require Borrower to pay to Lender, in advance, such other Funds for other taxes, charges, premiums, assessments and impositions in connection with Borrower or the Property which Lender shall reasonably deem necessary to protect Lender’s interests (herein “Other Impositions”).  Lender may require the payment of Funds in respect of Other Impositions at any time, whether or not a Borrower’s default or payment delinquency has occurred.  Unless otherwise provided by applicable law, Lender may require Funds for Other Impositions to be paid by Borrower in a lump sum or in periodic installments, at Lender’s option.

Lender shall apply the Funds to pay said rates, rents, taxes, assessments, insurance premiums and Other Impositions so long as Borrower is not in Default (as hereinafter defined) under the Instrument, this Agreement, any of the other Instruments (as hereinafter defined or under any of the Loan Documents).  Lender shall make no charge for so holding and applying the Funds, analyzing said account or for verifying and compiling said assessments and bills.  No interest shall be payable by Lender on monies so paid unless required by applicable law, in which event all such interest shall be applied by Lender to pay such taxes and insurance premiums so long as the Loan is not in default.  Lender shall give to Borrower, at Borrower’s expense, an annual accounting of the Funds in Lenders normal format showing credits and debits to the Funds and the purpose for which each debit to the Funds was made.  The Funds are pledged as additional security for the sums secured by the Instrument, this Agreement, any of the other instruments or in any of the Loan Documents.

If the amount of the Funds held by Lender at the time of the annual accounting thereof shall exceed the amount deemed necessary by Lender to provide for the payment of water and sewer rates, taxes, assessments, insurance premiums, rents and Other Impositions, as they fall due such excess shall be credited to Borrower on the next monthly installment or installments of Funds due.  If at any time the amount of the Funds held by Lender shall be less than the amount deemed necessary by Lender to pay taxes, assessments, insurance premiums, rents and Other Impositions, as they fall due, Borrower shall pay to Lender any amount necessary to make up the deficiency within thirty (30) days after notice from Lender to Borrower requesting payment thereof.

Upon Borrower’s Default under this Agreement, the Instrument or any of the Loan Documents, Lender may apply, in any amount and in any order as Lender shall determine in Lender’s sole discretion, any Funds held by Lender at the time of application (i) to pay rates, rents, taxes, assessments, insurance premiums and Other Impositions which are now or will hereafter become due, or (ii) as a credit against sums due under or accrued pursuant to the Instrument.  Upon the release of the Property secured by, the Instrument and payment in full of the amounts secured hereby, Lender shall promptly refund to Borrower any Funds held by Lender applicable to the Property.

4.                                      APPLICATION OF PAYMENTS.  Unless applicable law provides otherwise, so long as Borrower is not in Default under the Loan Documents, all payments received by Lender from Borrower under the Note or the Loan Documents shall be applied by Lender in the order of priority set forth in the Note.  Upon Borrower’s Default under the Loan Documents, Lender may apply any payments received by Lender in any amount and in any order as Lender shall determine in Lender’s sole discretion.

5.                                      CHARGES; LIENS.  Borrower shall pay all water and sewer rates, rents, taxes, assessments, premiums, and Other Impositions attributable to the Property, by Borrower making payment, within the applicable payment period directly to the payee thereof provided that after a Borrower’s Default under this Agreement or the Instrument or after one or more payment delinquencies in respect of such payments have occurred, at Lender’s option, Borrower shall make such payments in the manner provided under paragraph 3 hereof, or in such other manner as Lender may designate in writing.  Borrower shall furnish to Lender copies of paid receipts of taxes and assessments evidencing such payments within thirty (30) days of the end of each calendar year.  Borrower shall promptly discharge any lien which has, or may have, priority over or equality with, the lien of the Instrument, and Borrower shall pay, when due, the claims of all persons supplying labor or materials to or in connection with the Property.  Without Lender’s prior written permission, Borrower shall not allow any lien inferior to the Instrument to exist against the Property except for permitted Encumbrances and as otherwise provided herein and in the Instrument.

6.                                      INSURANCE.  Borrower shall keep the improvements now existing or hereafter erected on the Property insured by Approved Carriers (as hereinafter defined) against loss by fire, hazards included within an all-risk “extended coverage” endorsement and such other hazards, casualties, liabilities and contingencies, including rent loss and/or business interruption coverage, as applicable, as Lender and the Lease shall require and in such amounts and for such periods provided in this paragraph 6.  All premiums on insurance policies shall be paid, at Lender’s option, in the manner provided under paragraph 3 hereof, if applicable, or in the Note, or by Borrower making payment, when due, directly to the carrier, or in such other manner as Lender may reasonably designate in writing.

“Approved Carriers” shall mean insurance carriers which have a long-term debt rating of claims paying in the category “A-” or better as rated by Best’s Insurance Rating Service or otherwise reasonably acceptable to Lender.

Borrower shall purchase a blanket or other policies of insurance with respect to the Property with such Approved Carriers, in such amounts and covering such risks including, but not limited to, (i) loss or damage by fire, lightning, hail, windstorm, explosion, earthquake (if in a high risk area), and such other hazards, casualties and contingencies insured in an “all-risk” policy, all on an occurrence basis (including at least twelve (l2) months rental or business interruption insurance and broad form boiler and machinery insurance, if applicable); (ii) loss or damage by flood, if the Property is in a 100-year flood hazard area as defined by the Federal Emergency Management Agency under the National Flood Insurance Program, in an amount equal to the greater of the replacement cost of the Property or the maximum amount available through the National Flood Insurance Program, but, in no event less than the maximum amount available under the Flood Disaster Protection Act of 1973, and regulations issued pursuant thereof, as amended from time to time, or such lesser standard as Lender may permit, in form complying with the “insurance purchase requirement” of that Act; (iii) commercial general liability (including, liquor liability if Borrower serves alcoholic beverages on the Property) with limits equal to or greater than $1,000,000.00 per occurrence, including product and liquor liability equal to or greater than $2,000,000.00 aggregate, and employer’s liability and workers’ compensation in amounts which are customary practice; (iv) an umbrella policy in the amount of $5,000,000.00 per occurrence in excess of the above comprehensive general liability, product and liquor liability, if applicable, and employer’s liability requirements; and (v) such other insurance as Lender may reasonably require from time to time or which is required by the Loan

Documents; provided, that each policy shall provide by way of endorsement, rider or otherwise that no such insurance policy shall be canceled or non-renewed, unless such insurer shall have first given Lender thirty (30) days prior written notice thereof and ten (10) days notice in the case of premium nonpayment, such property policy shall be on a replacement cost basis (without coinsurance) and in amount not less than one hundred percent (100%) of the insurable value (based upon replacement cost) of the Property and the deductible clause, if any, property policy may not exceed the lesser of (x) one percent (1%) of the face amount of the policy, (y) $25,000.00, and (z) unless included in a blanket policy for all the Properties (if more than one (1) restaurant operation secures the Loan), five percent (5%) of the gross annual income of or revenue from the applicable Property.  Borrower shall cause all property insurance carried in accordance with this paragraph 6 to be payable to Lender as a mortgagee and not as a coinsured, and, in the case of all policies of insurance carried by each lessee for the benefit of Borrower, if any, to cause all such policies to be payable to Lender as Lender’s interest may appear.  The Borrower shall also cause the Lender to be named as an Additional Insured with respect to the commercial general liability and umbrella policies.

All insurance policies and renewals thereof shall be in a form acceptable to Lender as provided in this paragraph 6 and all property policies shall include a standard mortgagee clause in favor of and in a form acceptable to Lender.  Lender shall have the right to hold the policies, and Borrower shall promptly furnish to Lender all renewal certificates, if

Lender requests all receipts of paid premiums.  At least ten (10) days prior to the expiration date of a policy, Borrower shall deliver to Lender a renewal policy insurance certificates) in form and substance satisfactory to Lender; together with an outline of the material terms of such renewal policy.  If the Instrument is on a leasehold, Borrower shall furnish Lender, upon request, a duplicate of all policies, renewal notices, renewal policies and receipts of paid premiums if, by virtue of the Lease, the originals thereof may not be supplied by Borrower to Lender.

In the event of loss, Borrower shall give prompt written notice to the insurance carrier and to Lender.  In the event of a Major Casualty (as hereinafter defined) or after a Default hereunder, or after Borrower fails to do so, Borrower hereby irrevocably appoints, authorizes and empowers Lender (which appointment is coupled with an interest), and/or its assigns with respect to the Loan, as attorney-in-fact for Borrower to make proof of loss, to adjust and compromise any claim under insurance policies, to appear in and prosecute any action arising from such insurance policies, to collect and receive insurance proceeds, and to deduct therefrom Lender’s reasonable expenses incurred in the collection of such proceeds; provided however, that nothing contained in this paragraph 6 shall require Lender to incur any expense or take any action hereunder.  Borrower agrees and covenants that in the event of a Major Casualty (unless waived by Lender) or after a Default hereunder all property insurance proceeds for the Property (except rent loss) shall be paid to Lender, and the insurance proceeds shall be solely payable to Borrower if the casualty is less than a Major Casualty, and Borrower is not in Default hereunder

(and no event exists which, with the passing of time or giving of notice, would constitute a Default hereunder).  Borrower, subject to the following sentence, further authorizes Lender, at Lender’s option, (a) to hold the balance of such Major Casualty proceeds provided they are used to reimburse Borrower or pay for the cost of reconstruction or repair of the Property and (b) to apply the balance of such proceeds remaining after restoration or repair to the payment of the sums secured by the Instrument, whether or not then due, in the order of application set forth in paragraph 4 hereof (subject, however, to the rights of Landlord under the Lease, if the Instrument is on a leasehold).  In the event of a Total Casualty (as hereinafter defined) for the Property or in the event any Major Casualty (as hereinafter defined) for the Property occurs within two (2) years of the Note Maturity Date, then at Lender’s option, all insurance proceeds (except rent loss) shall be paid to Lender and applied to the payment of sums secured by the Instrument, whether or not then due, in the order of application set forth in paragraph 4 hereof, in which event the Lender shall have the right to accelerate all amounts payable hereunder, and Borrower shall have the right to prepay any remaining balance due, without any prepayment premium.  Borrower covenants that in no event shall Borrower use any insurance proceeds from loss or damage to the Property or Condemnation Proceeds (as hereinafter defined) to rebuild any buildings or improvements on any real property other than the Property.  Notwithstanding the foregoing, except in the event of a Total Casualty (as hereinafter defined) for the Property or in the event of any Major Casualty (as hereinafter defined) for the Property occurring within two (2) years of the Note Maturity Date, so long as Borrower is not in Default hereunder (and no

event exists which, with the passing of time or giving of notice, would constitute a Default hereunder), and Lender is satisfied that Lender is holding sufficient funds for such restoration and repair, then the Lender shall not unreasonably withhold its approval for the application of insurance proceeds for the cost of restoration and repair of the Property as provided below.

If the insurance proceeds from a Major Casualty are held by Lender to pay mechanics, material men and suppliers of materials, including Borrower, for the cost of restoration and repair of the Property, Borrower shall restore the Property to the equivalent of the type and class of construction existing before such casualty, with new materials as required by the current building codes or such other condition as Lender may approve in writing.  If the insurance proceeds from a Major Casualty are held by Lender, Lender shall disburse (no more than once a month) such proceeds to Borrower for restoration and repair of the Property, and Lender may, at Lender’s option, condition disbursement of said proceeds on Lender’s approval of such plans and specifications of an architect satisfactory to Lender, contractor’s cost estimates, architect’s certificates, waivers of liens, sworn statements of mechanics and material men and such other evidence of costs, percentage completion of construction, application of payments, and satisfaction of liens as Lender may reasonably require; provided, however, in the event of a Default, any or all such proceeds shall be applied in the manner prescribed in paragraph 4 hereof.  If the insurance proceeds are applied to the payment of the sums secured by the Instrument, any such application of proceeds to principal shall not extend or postpone the due dates of the monthly installments referred to in paragraphs I and 3 hereof or change the amounts of such installments unless Lender and Borrower otherwise agree in writing.  Such application of proceeds to principal shall be without penalty or premium.  If the Property is sold pursuant to paragraph 21 hereof or if Lender acquires title to the Property, Lender shall have all of the right, title and interest of Borrower in and to the proceeds resulting from any damage to the Property prior to such sale or acquisition.

“Major Casualty” shall mean any damage, injury or loss to the Property by fire, lightning, hail, windstorm, explosion, flood or other hazard or casualty (collectively; a “Casualty”) for which the cost to replace or repair would exceed the lesser of (x) $50,000.00 or (y) twenty-five percent (25%) of the outstanding principal balance of the Note.  “Total Casualty” shall mean any Casualty for which the cost to replace or repair would exceed eighty percent (80%) of the outstanding principal balance of the Note.

7.                                      PRESERVATION AND MAINTENANCE OF PROPERTY.  Borrower shall preserve and maintain the Property in accordance with the provisions of paragraph 6 of the Instrument.

Borrower (i) shall comply with the provisions of the Lease, (ii) shall give immediate written notice to Lender of any default by Landlord under the Lease which is known to Borrower or of any notice received by Borrower from Landlord of any default under the Lease by Borrower, (iii) shall exercise any option to renew of extend the Lease, which extension or renewal period includes a time period prior to the Maturity Date, and give written confirmation thereof to Lender within thirty (30) days after such option becomes exercisable and hereby irrevocably appoints Lender as its attorney-in-fact which appointment is coupled with an interest, and is applicable to this paragraph 7(iii), giving Lender full power and authority to exercise any option to renew or extend the Lease sixty (60) days prior to the termination of such option exercise period (if necessary to extend the Lease to a date on or after the Maturity Date) in the event Borrower fails to renew or extend the Lease in a timely manner, (iv) shall give immediate written notice to Lender of the commencement of any remedial proceedings under the Lease by any party thereto and, if during the continuance of a Default, or after Lender reasonably determines that Borrower is not diligently pursuing resolution of claims or prosecuting actions with respect to the lease and such non-action could result in a material adverse affect on the value of the Property, shall permit Lender as Borrower’s attorney-in-fact to control and act for Borrower in any such remedial proceedings, and (v) shall use its reasonable efforts within thirty (30) days after request by Lender to obtain from Landlord under the Lease and deliver to Lender the lessor’s estoppel certificate required thereunder, if any.  Borrower hereby expressly transfers and assigns to Lender the benefit of all covenants contained in the Lease, whether or not such covenants run with the land, but Lender shall have no liability with respect to such covenants nor any other covenants contained in the Lease.  Borrower hereby irrevocably authorizes and empowers Lender as attorney-in-fact for Borrower, at Borrower’s expense during the continuance of a Default, or after Lender reasonably determines that Borrower is not diligently pursuing resolution of claims or prosecuting actions with respect to the lease and such non-action could result in a material adverse affect on the value of the Property, to make proof of claim, to adjust and compromise any claim under any such leases, to appear in and prosecute any action arising from such leases, and otherwise to represent and act on behalf of the Borrower in connection with any enforcement, arbitration, bankruptcy or similar action or proceeding involving such leases, and to deduct therefrom Lender’s expenses incurred in connection therewith, provided however, that nothing contained in this paragraph 7 shall require Lender to incur any expense or take any action hereunder.

Borrower shall not surrender the leasehold estate and interests conveyed by the Instrument nor terminate or cancel the Lease creating said estate and interests, and Borrower shall not, without the express written consent of Lender, materially alter or amend said Lease.  Borrower covenants and agrees that there shall not be a merger of the Lease, or of the leasehold estate created thereby, with the fee estate covered by the Lease by reason of said leasehold estate or said fee estate, or any part of either, coming into common ownership, unless Lender shall consent in writing, to such merger; if Borrower shall acquire such fee estate, then the Instrument shall simultaneously and without further action be spread so as to become a lien on such fee estate.

8.                                      PROTECTION OF LENDER’S SECURITY.  If Borrower is in Default or if any action or proceeding is commenced which affects the Property or title thereto or the interest of Lender therein, including, but not limited to, eminent domain, insolvency, code enforcement, or arrangements or proceedings involving a bankrupt or decedent, then Lender at Lender’s option may make such appearances, disburse such sums and take such action as Lender deems necessary, in its sole discretion, to protect Lender’s interest, including, but not limited to, (i) disbursement of attorneys’ fees, (ii) entry upon the Property to make repairs, (iii) procurement of satisfactory insurance as provided in paragraph 6 hereof, (iv) if the Instrument encumbers a leasehold interest, exercise of any option to renew or extend the Lease on behalf of Borrower and the curing of any default of Borrower in the terms and conditions of the Lease, (v) the payment of any taxes and/or assessments levied against the Property and then due and payable, and (vi) discharge (by payment, bonding or otherwise) of any lien on the Property which is not a Permitted Encumbrance.  In addition, if any action or proceeding is commenced which affects the Property or title thereto or the interest of Lender therein, including, but not limited to, eminent domain, insolvency, code enforcement, or arrangements or proceedings involving a bankruptcy and Lender determines in its reasonable discretion that Borrower is not diligently pursuing available legal rights or remedies with respect to such actions or proceedings and such non-action could result in a material adverse effect on the value of the Property, then Lender, at Lenders option, may make such appearances, disburse such sums (including reasonable attorneys’ fees) and take such actions as Lender deems reasonably necessary to protect Lender’s interest.  In addition, with respect to an environmental condition which may affect the Property during the term of the Loan or the interest of Lender therein, including, but not limited to any actual or suspected on-site environmental pollution conditions which are, or are believed to be, in violation of applicable environmental laws, then Lender (or its agent, contractor or designee), at Lender’s option, shall have the right to enter the Property to conduct tests and investigate any such pollution conditions.  If the environmental assessment reveals environmental pollution at or above actionable levels under applicable law, and Lender reasonably determines that Borrower is not diligently pursuing remediation with respect thereto, then Lender may, at Lender’s sole option, engage third party providers to undertake such remediation up to the limits of the Secured Creditor Pollution Policy relating to the Property.

9.                                      BOOKS AND RECORDS.  Borrower shall keep and maintain at all times at Borrower’s address stated below, or such other place as Lender may approve in writing, complete and accurate books of accounts and records adequate to reflect correctly Borrowers financial condition and the results of the operation of the Property and copies of all written contracts, leases and other instruments which affect the Property.  Such books, records, contracts, leases and other instruments shall be in accordance with generally accepted accounting principles consistently applied, and shall be subject to examination and inspection by Lender at all times during normal business hours and Lender shall have the right to make such copies or abstracts thereof as Lender may desire.  Borrower shall furnish to Lender, within one hundred twenty

(120) days after the end of each fiscal year of Borrower, its audited current signed financial statements (including an annual balance sheet, profit/loss statement, statement of cash flow and footnotes) of Borrower and also an income and expense statement of the operation of the Property (including the total rents and other income received from any tenant, total gross receipts from operations and total expenses), each in reasonable detail and certified by Borrower and, if Lender shall require, by an independent certified public accountant, together with any restaurant reports required under the Franchise Agreement, and, if the Property is subject to any leases, Borrower shall furnish to Lender current signed rent rolls or lease digests certified to be correct by Borrower.  Borrower shall furnish to Lender, within forty-five (45) days after the end of each fiscal quarter of Borrower, an unaudited financial statement of Borrower and a statement of income and expenses of the Property (and a year-end statement of income and expenses of the Property within forty-five (45) days after the end of each fiscal year, in reasonable detail and certified by Borrower to be true, correct and accurate to the best of his or her knowledge.  Borrower shall furnish to Lender, certified copies of all tax returns of the Borrower within forty-five (45) days of filing; provided, that, if the Borrower has provided audited current signed financial statements certified by an independent certified public accountant, then no copies of the tax returns of the Borrower shall be furnished to Lender and an annual statement disclosing all contingent liabilities.  In addition, within ten (10) days after the end of each calendar quarter, Borrower agrees to provide to Lender a summary of all material communications and notices received from Franchisor during the preceding quarter, provided that such disclosure does not create a breach under the terms of any Franchise Agreement.  In addition, Borrower shall also furnish such other interim statements of Borrower as Lender may reasonably require from time to time.  Borrower shall advise Lender of its fiscal year-end date and shall notify Lender, in writing, of any change in such year-end date.

10.                               CONDEMNATION.  Borrower shall promptly notify Lender of any action or proceeding known to Borrower relating to any condemnation or other taking, whether direct or indirect, of the Property, or part thereof, and Borrower shall appear in and prosecute any such action or proceeding unless otherwise directed by Lender in writing.  During the continuance of a Default or, if Lender has made the determination, in its reasonable discretion, that Borrower is not diligently and effectively prosecuting such action or proceeding and, such lack of prosecution could result in a materially adverse effect on the value of the Property, then immediately upon written notice to Borrower offender’s determination, Borrower authorizes Lender, at Lender’s option, as attorney-in-fact for Borrower, to commence, appear in and prosecute, in Lender’s or Borrower’s name, any action or proceeding relating to any condemnation or other taking of the Property, whether direct or indirect, and to settle or compromise any claim in connection with such condemnation or other taking.  Borrower hereby irrevocably appoints Lender as its attorney-in-fact (coupled with an interest) for the purposes described in the immediately preceding sentence.  The proceeds of any award, payment or claim for damages, direct or consequential, in connection with any Major Taking, whether direct or indirect, of the Property, or part thereof, or for conveyances in lieu of condemnation (“Condemnation Proceeds”), are hereby assigned to and shall be paid to Lender subject to the rights of Landlord under the Lease.

In the event such condemnation or other taking involves either (a) less than fifty percent (50%) of the Property, the condemnation or taking of which does not require the repair or restoration of the remaining portion of the Property, or (b) fifty percent (50%) or more of the Property, or to the extent that Condemnation Proceeds are not necessary for feasible repair and restoration of the Property, or if Borrower is in Default under the Loan Documents (or an event exists which, with the passing of time or giving of notice, would constitute a Default), then the Condemnation Proceeds shall, at Lender’s sole option, be assigned and paid to Lender and applied to the payment of sums secured by the Instrument, whether or not due, in accordance with paragraph 4 hereof without a prepayment premium.  In the event such condemnation or other taking is not a Major Taking, involves less than fifty percent (50%) of the Property, and requires the repair and restoration of the remaining portion of the Property for use of the Property as contemplated by this Agreement, then, provided Borrower is not in Default hereunder and Lender is not otherwise authorized to apply Condemnation Proceeds to the payment of sums secured hereby as aforesaid, the Condemnation Proceeds shall be paid to Borrower and Borrower shall immediately undertake the renovation and repair of the remaining portions of the Property.  In the event such condemnation or other taking is a Major Taking, involves less than fifty percent (50%) of the Property and requires the repair and restoration of the remaining portion of the Property for use of the Property as contemplated by this Agreement, then the Condemnation Proceeds shall be assigned and paid to Lender, and Borrower shall repair and restore the remaining portion of the Property and Lender shall distribute the Condemnation Proceeds in the same manner as Lender distributes insurance proceeds under paragraph 6 hereof.  If Borrower is in Default hereunder at the time of such condemnation or other taking, Lender, at its sole option, shall apply the Condemnation Proceeds as set forth in paragraph 4 hereof.  After application of the Condemnation Proceeds as set forth herein, any excess proceeds shall, at Lender’s sole option, be applied to the principal balance of the Note without penalty or premium, or paid directly to Borrower.  “Major Taking” shall mean any condemnation or other taking by eminent domain, or conveyance in lieu thereof, of a portion of the Property for which a claim for payment of an award for such taking and for damages in connection therewith exceeds the lesser of (x) $50,000.00 or (y) twenty-five percent (25%) of the outstanding principal balance of the Note.

The foregoing provisions providing for the application of Condemnation Proceeds to the sums secured by the Instrument are agreed to be necessary to prevent an impairment of Lender’s security resulting from such taking.  In the event, however, that any provision hereof providing for the application of any Condemnation Proceeds to the indebtedness secured by the Instrument is held to be unenforceable, in whole or in part, then all Condemnation Proceeds not payable to Lender for immediate application to the sums secured by the Instrument as the result of such invalidity, shall be applied by Borrower to the restoration of the Property for use of the

Property as contemplated by this Agreement with the balance thereof, if any, being deposited with Lender as additional amounts due under paragraph 3 hereof, which balance shall be held and applied as provided for therein.

Unless Borrower and Lender otherwise agree in writing, any application of proceeds to principal shall not extend or postpone the due date of the monthly installments referred to in paragraphs 1 and 3 hereof or change the amount of such installments.  Such application of proceeds to principal shall be without penalty or premium Borrower agrees to execute such further evidence of assignment of any awards, proceeds, damages or claims arising in connection with such condemnation or taking as Lender may require.

11.                               FORBEARANCE BY LENDER NOT A WAIVER.  Any forbearance by Lender in exercising any right or remedy hereunder or under the Instrument, or any of the other Loan Documents or Instruments, or otherwise afforded by applicable law, shall not be a waiver of or preclude the exercise of any right or remedy available to Lender.  The acceptance by Lender of payment of any sum secured by the Instrument after the due date of such payment shall not be a waiver of Lender’s right to either require prompt payment when due of all other sums so secured or to declare a default for failure to make prompt payment.  The procurement of insurance or the payment of taxes or other liens or charges by Lender shall not be a waiver of Lender’s right to accelerate the maturity of the indebtedness secured by the Instrument or by any of the other Instruments after notice of such breach and failure of Borrower to cure as hereinafter provided, nor shall Lender’s receipt of any awards, proceeds or damages under paragraphs 6 and 10 hereof operate to cure or waive Borrower’s default in payment of sums secured by the Instrument or by any of the other Instruments.

12.                               ESTOPPEL CERTIFICATE.  Borrower shall within ten (10) days of a written request from Lender furnish Lender with a written statement, duly acknowledged, (a) setting forth (i) the then outstanding principal balance of the Note and all other sums, if any, then due and payable by Borrower to Lender under the provisions of the Note or this Agreement or Loan Documents relating to the Property and any right of set-off, counterclaim or other defense which exists against such sums and the obligations under the Loan Documents; (ii) that no Default or event which, with the passage of time or the giving of notice, would constitute a Default exists; and (iii) other matters reasonably requested by Lender; and (b) attaching true, correct and complete copies of the Note, and the Instrument and any other Loan Documents and all modifications, amendments and substitutions thereof.

13.                               LEASES OF THE PROPERTY.  As used in this paragraph 13, the word “lease” shall mean “sublease” if the Instrument encumbers a leasehold interest.  Borrower shall comply with and observe Borrower’s obligations as landlord under all leases of the Property or any part thereof.  Borrower will not lease any portion of the Property except with the prior written approval of Lender.  Borrower, at Lender’s request, shall furnish Lender with executed copies of all leases now existing or hereafter made of all or any part of the Property, and all leases now or hereafter entered into will be in form and substance subject to the approval of Lender.  All leases of the Property shall specifically provide that such leases are subordinate to the Instrument; that the tenant will, upon request, attorn to Lender or any purchaser of the Property at foreclosure or following issuance of a deed-in-lieu of foreclosure; that the tenant agrees to execute such further evidences of attornment as Lender may from time to time request, and that Lender may, at Lender’s option, accept or reject such attornments; that the leases shall not be modified without Lender’s prior written approval; that the tenant shall pay rent to Lender after notification of a Default hereunder; and that Lender, or its successors in the event of a foreclosure or deed-in-lieu of foreclosure of the interest secured by the Instrument, shall not be liable for (i) any default existing prior to the date upon which Lender or any such successor obtains title to the Property, (ii) rents paid more than one month in advance, or (iii) any offsets or defenses against any prior landlord.  Borrower shall not, without Lender’s written consent, execute, modify, surrender or terminate, either orally or in writing, any lease now existing or hereafter made of all or any part of the Property, permit an assignment or sublease of such a lease without Lender’s written consent or request or consent to the subordination of any lease of all or any part of the Property to any lien subordinate to the Instrument.  If Borrower becomes aware that my tenant proposes to do, or is doing, any act or thing which may give rise to any right of set-off against rent, Borrower shall (i) take such steps as shall be reasonably calculated to prevent the accrual of any right to a set-off against rent, (ii) notify Lender thereof and of the amount of said set-offs, and (iii) within ten (10) days after such accrual, reimburse the tenant who shall have acquired such right to set-

off or take such other steps as shall effectively discharge such set-off and as shall assure that rents thereafter due shall continue to be payable without set-off or deduction.

Notwithstanding the general assignment of all leases hereunder, upon written request of Lender, Borrower shall assign to Lender, by written instrument satisfactory to Lender, all leases now existing or hereafter made of all or any part of the Property and all security deposits made by tenants in connection with such leases of the Property.  Upon assignment by Borrower to Lender of any leases of the Property, Lender shall have all of the rights and powers possessed by Borrower prior to such assignment and Lender shall have the right to modify, extend or terminate such existing leases and to execute new leases, in Lender’s sole discretion.

14.                               REMEDIES CUMULATIVE.  Each remedy provided in the Loan Documents is distinct and cumulative to all other rights or remedies under the Loan Documents or afforded by law or equity, and may be exercised concurrently, independently, or successively, in any order whatsoever.

15.                               ACCELERATION IN CASE OF BORROWER’S INSOLVENCY.  If Borrower or any Guarantor shall voluntarily file a petition under the Federal Bankruptcy Code (the “Code”), as such Code may from time to time be amended, or under any similar or successor Federal statute relating to bankruptcy, receivership, insolvency, arrangements or reorganizations, or under any state bankruptcy or insolvency act, or file an answer in an involuntary proceeding admitting insolvency or inability to pay debts, or if Borrower or any Guarantor shall fail to obtain a vacation or stay of involuntary proceedings brought for the reorganization, dissolution or liquidation of Borrower or such Guarantor respectively, within sixty (60) days of the filing of such involuntary proceeding, or if Borrower or any Guarantor shall be adjudged a bankrupt, or if a trustee or receiver shall be appointed for Borrower or any Guarantor or for any of Borrower’s property or any Guarantor’s property, or if the Property shall become subject to the jurisdiction of a Federal bankruptcy court or similar state court, or if Borrower or any Guarantor shall make an assignment for the benefit of Borrower’s or such Guarantor’s creditors, or if there is an attachment, execution or other judicial seizure of any portion of Borrower’s or such Guarantor’s assets and such seizure is not discharged within ten (10) days, then Borrower shall be in Default under the Instrument and Lender may, at Lender’s option, declare all of the sums secured by the Instrument to be immediately due and payable without prior notice to Borrower, and Lender may invoke any remedies permitted by paragraph 21 of this Agreement.  Any attorneys’ fees and other expenses incurred by Lender in connection with Borrower’s or any Guarantor’s bankruptcy or any of the other aforesaid events shall be additional indebtedness of Borrower secured by the instrument pursuant to paragraph 8 hereof and paragraph 8 of the instrument.

16.                               TRANSFERS OF THE PROPERTY OR BENEFICIAL INTERESTS IN BORROWER; ASSUMPTION.  Except as otherwise provided in this paragraph 16, on sale or transfer of (i) all or any part of the Property, or any interest therein, or (ii) beneficial interests in

Borrower (if Borrower is not a natural person or persons but is a corporation, partnership, trust or other legal entity), Borrower shall be in Default under the Instrument and this Agreement and Lender may, at Lender’s option, declare all of the sums secured by the Instrument and due under the provisions of this Agreement to be immediately due and payable, and Lender may invoke any remedies permitted by paragraph 21 of this Agreement and applicable law.  This option shall not apply in case of:

(a)                                  transfers by devise or descent or by operation of law upon the death of a joint tenant or a partner;

(b)                                 sales or transfers of beneficial interests in Borrower provided that such sales or, transfers, together with any prior sales or transfers of beneficial interests in Borrower, but excluding sales or transfers under subparagraph (a) above, do not result in more than twenty-five percent (25%) of the beneficial interests in Borrower having been sold or transferred since the date hereof;

(c)                                  sales or transfers of fixtures or any personal property pursuant to the first paragraph of paragraph 6 of the Instrument hereof; and

(d)                                 exercise of rights under Defeasance Agreement.

Notwithstanding anything in this paragraph 16, Borrower shall be entitled to transfer the Property to any of the following:  (i) the Franchisor, (ii) any Affiliate of Borrower, or (iii) any other franchisee acceptable to Franchisor whose financial condition, creditworthiness and ability to operate the Property are satisfactory to Lender in its sole discretion, provided however, that in each of such cases itemized as (i), (ii) or (iii) above:  (1) Borrower obtains Lender’s prior written consent to such transfer; (2) the proposed transferee assumes in writing all obligations of the Borrower under the Note, the Instrument and the Loan Documents; (3) Lender receives a transfer fee in the amount of one percent (1%) of the then outstanding principal balance of the Note and all accrued but unpaid interest due thereunder; (4) Lender shall receive for its review and approval copies of all transfer documents; and (5) Borrower or the transferee shall pay all costs and expenses in connection with such transfer and assumption, including without, limitation all fees and expenses incurred by Lender.

17.                               NOTICE.  Except for any notice required under applicable law to be given in another manner, any notice to Borrower provided for in this Agreement or in the Note shall be given by certified mail, return receipt requested, or by national receipted overnight delivery service, to Borrower’s address as set forth above or as otherwise specified in writing by Borrower, and shall be effective only upon delivery or attempted delivery.  Notices to the Lender shall be by certified mail, return receipt requested, or by national receipted overnight delivery service, to the address of the Lender as set forth above or as otherwise specified in writing by the Lender, with a copy to:  Timothy J. Manor, Esquire, Lowndes, Drosdick, Doster, Kantor & Reed, P.A., 215 North Eola Drive, Orlando, Florida 32802; DavC0 Restaurants, Inc., 1657 Crofton Boulevard, Crofton, Maryland, 21114, Attn:  Ronald Kirstien, President; FriendCo Restaurants, Inc., 1657 Crofton Boulevard, Crofton, Maryland, 21114, Attn:  David Norman, General Counsel; DAVCO ACQUISITION HOLDING INC., 1657 Crofton Blvd., Crofton, Maryland, 21114, Attn:  Harvey Rothstein, Senior Executive Vice President; and Dechert Price & Rhodes, 4000 Bell Atlantic Tower, 1717 Arch Street, 40th Floor, Philadelphia, PA 29103, Attn:  Daniel O’Donnell, Esquire, and shall be effective only upon delivery or attempted delivery and shall be effective only upon delivery or attempted delivery.

18.                               SUCCESSORS AND ASSIGNS BOUND; JOINT AND SEVERAL LIABILITY; AGENTS; CAPTIONS.  The covenants and agreements herein contained shall bind, and the rights hereunder shall inure to, the respective successors and assigns of Lender and Borrower, subject to the provisions of paragraph 16, hereof.  All covenants and agreements of Borrower shall be joint and several.  In exercising any rights hereunder or taking any actions provided for herein, Lender may act through its employees, agents or independent contractors as authorized by Lender.  The captions and headings of the paragraphs of the Loan Documents are for convenience only and are not to be used to interpret or define the provisions hereof.

19.                               GOVERNING LAW; SEVERABILITY.  This Agreement shall be governed by the law of the jurisdiction in which the real estate that constitutes a portion of the Property is located.

Borrower and Lender agree that any dispute arising out of this Agreement shall be subject to the jurisdiction of both the state and federal courts in Maryland.  For that purpose, Borrower hereby submits to the jurisdiction of the state and federal courts of Maryland.  Borrower further agrees to accept service of process out of any of the aforesaid courts in any such dispute by registered or certified mail addressed to the undersigned.  Nothing herein contained, however, shall prevent Lender from bringing any action or exercising any rights against (i) Borrower, (ii) any security, (iii) a Guarantor personally, or (iv) the assets of Borrower or any Guarantor, within any other state or jurisdiction.  In the event that any provision of any of this Agreement or the Note conflicts with applicable law, such conflict shall not affect other provisions of this Agreement or the Note which can be given effect without the conflicting provisions, and to this end the provisions of any of this Agreement, the Note and the other Instruments and Loan Documents are declared to be severable.  In the event that any applicable law limiting the amount of interest or other charges permitted to be collected from Borrower is interpreted so that any change provided for this Agreement, in the Note, the other Instruments or Loan Documents, whether considered separately or together with other charges levied in connection with this Agreement and the Note, violates such law, and Borrower is entitled to the benefit of such law, such charge is hereby reduced to the extent necessary to eliminate such violation.  The amounts, if any, previously paid to Lender in excess of the amounts payable to Lender pursuant to such charges as reduced shall be applied by Lender to reduce the principal of the indebtedness evidenced by the Note in inverse order of maturity in which case such prepayment shall not be subject to any

Prepayment Premium.  For the purpose of determining whether any applicable law limiting the amount of interest or other charges permitted to be collected from Borrower has been violated, all indebtedness which is secured by the Instrument and any of the other Instruments, or evidenced by the Note and which constitutes interest, as well as all other charges levied in connection with such indebtedness which constitute interest, shall be deemed to be allocated and spread over the stated term of the Note.  Unless otherwise required by applicable law, such allocation and spreading shall be effected in such a manner that the rate of interest computed thereby is uniform throughout the stated term of the Note.

20.                               ASSIGNMENT OF LEASES AND RENTS; APPOINTMENT OF RECEIVER; LENDER IN POSSESSION.  As part of the consideration for the indebtedness evidenced by the Note, Borrower, under the provisions of paragraph 23 of the Instrument absolutely and unconditionally assign and transfer to Lender the leases and all the rents and revenues of the Property.

Borrower hereby covenants that Borrower has not executed any prior assignment of said leases or rents, that Borrower has not performed, and will not perform, any acts or has not executed, and will not execute, any instrument which would prevent Lender from exercising its rights under this paragraph 20, and that at the time of execution of this Agreement there has been no anticipation or prepayment of any of the rents of the Property for more than one (1) month prior to the due dates of such rents.  Borrower covenants that Borrower will not hereafter collect or accept payment of any rents of the Property more than one (1) month prior to the due dates of such rents.  Borrower further covenants that Borrower will execute and deliver to Lender such further assignments of rents and revenues of the Property as Lender may from time to time request.

Upon Borrower’s Default hereunder, under the Instrument or under the Loan Documents, Lender shall be entitled to the appointment of a receiver for the Property and Lender may in person, by agent or by a court-appointed receiver, regardless of the adequacy of Lender’s security, enter upon and take and maintain full control of the Property in order to perform all acts necessary and appropriate for the operation and maintenance thereof including, but not limited to, the execution, cancellation or modification of leases, the collection of all rents and revenues of the Property, the making of repairs to the Property and the execution or termination of contracts providing for the management or maintenance of the Property, all on such terms as are deemed best to protect the security of the Instrument.  In the event Lender elects to seek the appointment of a receiver for the Property upon Borrower’s breach of any covenant or agreement of Borrower in the Loan Documents, Borrower hereby expressly, consents to the appointment of such receiver.  Lender or the receiver shall be entitled to receive a reasonable fee for so managing the Property.

All rents and revenues collected subsequent to the Default by Borrower under the Loan Documents shall be applied first to the costs, if any, of taking control of and managing the

Property and collecting the rents, including, but not limited to, attorneys’ fees, receiver’s fees, premiums on receiver’s bonds, costs of repairs to the Property, premiums on insurance policies, taxes, assessments and other charges on the Property, and the costs of discharging any obligation or liability of Borrower as lessor or landlord of the Property and then to the sums secured by the Instrument.  Lender or the receiver shall have access to the books and records used in the operation and maintenance of the Property and shall be liable to account only for those rents actually received.  Lender shall not be liable to Borrower, anyone claiming under or through Borrower or anyone having an interest in the Property by reason of anything done or left undone by Lender under this paragraph 20.

If the rents of the Property are not sufficient to meet the costs, if any, of taking control of and managing the Property and collecting the rents, any funds expended by Lender for such purposes shall become indebtedness of Borrower to Lender secured by the Instrument pursuant to paragraph 8 hereof and paragraph 8 of the Instrument.  Unless Lender and Borrower agree in writing to other terms of payment, such amounts shall be payable upon notice from Lender to Borrower requesting payment thereof and shall bear interest from the date of disbursement at the rate stated in the Note which applies in the event of Default unless payment of interest at such rate would be contrary to applicable law, in which event such amounts shall bear interest at the highest rate which may be collected from Borrower under applicable law.

Any entering upon and taking and maintaining of control of the Property by Lender or the receiver and any application of rents as provided herein shall not cure or waive any Default hereunder or invalidate any other right or remedy of Lender under applicable law or provided herein.  This assignment of rents of the Property shall terminate at such time as the indebtedness and obligations secured by this Instrument have been paid and performed in a complete and irrevocable manner.

21.                               ACCELERATION REMEDIES.  Any one or more of the following shall constitute a “Default” under the Instrument and this Agreement:

(a)                                  failure of Borrower to make any payment due under the Note or under paragraph 1 of this Agreement within ten (10) calendar days after Lender’s written demand for such amount;

(b)                                 failure of Borrower (except as set forth under clause (a) above) to pay any amount, costs, expenses or fees (including attorneys’ fees) of Lender, as required by any provision of the Note, this Agreement, the Instrument or any Loan Document within ten (10) days after Lender’s written demand for such amount;

(c)                                  failure of Borrower (except as set forth under clauses (a), (b), (d), (e), (f), (g), (h), (i), (j) and (k) of this paragraph 21) to comply with or perform, or any breach or violation by Borrower of, any warranty, representation, covenant, agreement, prohibition, restriction or condition contained herein (except for those contained in paragraphs 15 and 16 hereof and paragraph 17 of the Instrument), in the Note, the Instrument or any Loan Document, or in the Franchise Agreement, which failure or breach or violation continues uncured to Lender’s reasonable satisfaction for thirty (30) calendar days after the earlier of (i) the delivery by Lender of written notice to Borrower describing such failure or breach or violation, or (ii) provided, however, that if such failure or breach or violation shall be not be curable within said thirty (30) calendar day period and Borrower is diligently attempting to cure such failure or breach or violation within such thirty (30) calendar day period, then such failure or breach or violation shall not constitute a Default unless it shall continue uncured to Lender’s reasonable satisfaction far ninety (90) calendar days after the delivery by Lender of such notice to Borrower or by Borrower of such notice to Lender, or if Borrower is diligently attempting to effect such cure, such longer period of time as may be necessary in Lender’s reasonable judgment to effect such cure;

(d)                                 except as provided in and permitted under the Note, the Instrument or any other Loan Document, any sale, assignment, transfer, conveyance, mortgaging, encumbering or other change in, or collateral assignment of, the legal title to or beneficial interest in the Property or Borrower, or any part thereof, or any interest therein, including, without limitation, the granting of any subordinate lien, whether voluntarily or involuntarily by operation, of law and whether or not of record or for consideration;

(e)                                  the occurrence of any event deemed to be a Default under either paragraph 15 or 16 hereof;

(f)                                    any default shall occur under any Related Note, the Instrument or any Loan Document which remains uncured after the expiration of any applicable notice and/or cure period;

(g)                                 the occurrence of any event deemed to be a default under any commitment and/or loan trade by any lending institution (including, without limitation, Lender) to Borrower with the amount in controversy in excess of $25,000.00 which remains uncured after the expiration of any applicable notice and/or cure period and/or the payment of the indebtedness outstanding pursuant thereto has been accelerated shall, at the option of Lender, be and constitute a default under all commitments and/or loans made to Borrower by Lender (including without limitation, the Note, this Agreement, the Instrument or any other Instruments and the Loan Documents);

(h)                                 a material misrepresentation or material error or withholding of material information by Borrower incident to the Loan or the Loan Documents;

(i)                                     the ownership by Borrower or any Guarantor, or any of their Affiliates, of an interest in, or the operation by the Borrower or any Guarantor or any of their Affiliates of any WENDY’S restaurant within a three (3) mile radius of the Property (excluding the WENDY’S restaurant located or to be located on the Property);

(j)                                     the termination of the Franchise Agreement; and

(k)                                  the occurrence of any event deemed to be a default under the Lease, which remains uncured after any applicable notice or cure period provided for therein.

In the event the Trustee or the Beneficiary elects to institute foreclosure proceedings upon the occurrence of a Default, the Borrower assents to the passage of a decree for the sale of the Property and further authorizes the Trustee to sell the Property.  Any sale of the Property, whether by way of the assent to decree or power of sale, shall be made in accordance with the provisions of Section 7-105, Real Property Article, Annotated Code of Maryland, as amended and of Chapter 200 of Title 14 (Sales of Property) of the Maryland Rules, as amended, or other applicable general or local laws of the State of Maryland or judicial rules of procedure relating to the foreclosure of deeds of trust.  The terms of the sale may be cash upon settlement of the sale or upon such other and additional terms as the Trustee deem necessary, proper or convenient, except as specifically limited by applicable law or court rule.  Such sale may be of the entire Property as a unit or of such parts or parcels of the entire Property as the Trustee and the Lender, in their sole and absolute discretion, deem necessary, proper, or convenient.

Upon Borrower’s Default, in addition to Lender’s right to appoint a receiver or enter upon and take and maintain control of the Property as set forth in paragraph 23 of the Instrument and paragraph 20 of this Agreement; Lender at Lender’s option may declare all of the sums secured by the Instrument to be immediately due and payable without further demand and may foreclose the interest secured by the Instrument by judicial or non judicial proceeding and may invoke any other remedies permitted by applicable law or provided herein.  Borrower acknowledges that the power of sale herein granted may be exercised by Lender without prior judicial hearing.  Borrower has the right to bring an action to assert the non-existence of a Default or any other defense of Borrower to acceleration and sale.  Lender shall be entitled to collect all reasonable costs and expenses incurred in pursuing such remedies, including, but not limited to, reasonable attorneys’ fees and costs of documentary evidence, abstracts and title reports.  Nothing contained herein shall be deemed to require Lender to provide Borrower with notice in the event a bankruptcy proceeding (whether voluntary or involuntary) has been instituted by or against Borrower or any Guarantor of Borrower’s indebtedness under any of the other Instruments or Loan Documents.

If the Property is sold pursuant to this paragraph 21, Borrower, or any person holding possession of the Property through Borrower, shall immediately surrender possession of the Property to the purchaser at such sale upon the purchaser’s written demand.  If possession is not surrendered upon the purchaser’s written demand, Borrower or such person shall be a tenant at sufferance and may be removed by writ of possession or by an action for forcible entry and detainer.

If Lender invokes the power of sale, Lender or Trustee shall give Borrower a copy of a notice of-sale in the manner prescribed by applicable law and shall sell the Property in accordance with the laws of Maryland.  Trustee, without demand on Borrower, shall sell the Property at public auction to the highest bidder at the time and place and under the terms designated in the notice of sale in one or more parcels and in such order as Trustee may determine.  Trustee may postpone the sale of all or any parcel of the Property by public announcement at the time and place of any previously scheduled sale or by advertising in accordance with applicable law.  Lender or Lender’s designee may purchase the Property at any sale.

Trustee shall deliver to Purchaser a Trustee’s deed conveying the Property so sold, without any covenant or warranty, express or implied.  The recitals in the Trustee’s deed shall be prima facie evidence of the truth of the statements made therein.  If Trustee is requested to cancel the Instrument, all notes evidencing indebtedness secured by the Instrument shall be surrendered to Trustee.  Trustee shall apply the proceeds of the sale in the following order:  (a) to all costs and expenses of the sale, including, but not limited to, Trustee’s fees of 5% of the gross sale price and costs of title evidence; (b) to the discharge of all taxes, levies and assessments on the Property; if any, as provided by applicable law; (c) to all sums secured by the Instrument in such order as Lender, in Lender’s sole discretion, directs; and (d) the excess, if any, to the person or persons legally entitled thereto, including, if any, holders of liens inferior to the Instrument in order of their priority, provided that Trustee has actual notice of such lien.  Trustee shall not be required to take possession of the Property prior to the sale thereof or to deliver possession of such Property to the purchaser thereof.

In the event of a Default under this Agreement, any other Instruments or any other Loan Document or upon a default by the manager of the Property under its management agreement, Lender or any receiver for the Property shall be entitled to terminate the management agreement between Borrower and any manager of the Property.

Notwithstanding any provision to the contrary herein, in the event that (i) Borrower’s interest in the Property is a leasehold interest, (ii) the real estate portion of the

Property is not separately assessed for real estate taxation or assessment purposes, (iii) Borrower is current in its payments, if any, to lessor/owner in connection therewith, and (iv) the lessor/owner of such Property is responsible for the payment of taxes and assessments therefor, then such nonpayment of taxes and assessments by the lessor/owner shall not be a Default under this Agreement and Borrower shall not be required to make payments as set forth in paragraph 3 hereof as a result of said non-payment.

22.                               SUBROGATION.  Any of the proceeds of the Note utilized to satisfy outstanding Liens against all or any part of the Property have been advanced by Lender at Borrower’s request and upon Borrower’s representation that such amounts are due and are secured by valid Liens against the Property.  Lender shall be subrogated to any and all rights, superior titles, Liens and equities owned or claimed by any owner or holder of any outstanding Liens and debts, however remote, regardless of whether said Liens or debts are acquired by Lender, by assignment or are released by the holder thereof upon payment.

23.                               PARTIAL INVALIDITY.  In the event any portion of the sums intended to be secured by the Instrument cannot be lawfully secured thereby, payments in reduction of such sums shall be applied first to those portions not secured thereby.

24.                               REPRESENTATIONS OF BORROWER.  The Borrower hereby represents and warrants to Lender the following:

(a)                                  Borrower (i) is a Borrower Entity duly organized, validly existing and in good standing under the laws of the Borrower State and in all jurisdictions in which qualification or licensing is required; and (ii) has the power and authority to own, lease and operate the Property and conduct its business as it is now conducted.  There are no proceedings or actions pending, threatened or contemplated for the liquidation, reorganization, termination or dissolution of Borrower.

(b)                                 There have been no material adverse changes, financial or otherwise, in the condition of Borrower from that disclosed to Lender in the loan application submitted to Lender by Borrower, or in any supporting data submitted in connection with the Loan, and all of the information contained therein was true and correct in all material respects when submitted and is now substantially materially true and correct on the date hereof.

(c)                                  No proceedings in bankruptcy or insolvency have ever been instituted by or against Borrower or any affiliate thereof, and no such proceeding is now pending or contemplated.

(d)                                 Borrower, and the general partner of Borrower if applicable, is solvent pursuant to the laws of the United States and the state in which the Property is located, as reflected by the entries in Borrower’s books and records and as reflected by the actual facts.

(e)                                  The Note, the Instrument, the other Instruments, the Loan Documents, and all other notes and loan documents evidencing all other obligations of Borrower to Lender, if any, and the Franchise Agreement have been duly authorized, executed and delivered by Borrower and constitute valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms.  No approval, consent, order or authorization of any governmental authority and no designation, registration, declaration or filing with any governmental authority is required in connection with the execution and delivery of the Note, the Instrument or any of the other Instruments or Loan Documents or the Franchise Agreement.

(f)                                    The execution, delivery, and performance of the Loan Documents will not violate or contravene in any way the organizational documents of Borrower (if Borrower is a partnership, corporation or other entity) or any indenture, agreement or Instrument to which Borrower is a party or by which it or its property may be bound, or be in conflict with, result in a breach of or constitute a default under any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the property or assets of Borrower, except as contemplated by the provisions of such instrument, and no action or, approval with respect thereto by any third person is required.

(g)                                 The proceeds of the Loan will be used by Borrower for its business and commercial purposes, not to include the purchase of margin stock, and not for personal, family, household or agricultural use.  No part of the Property is all or part of Borrower’s homestead.

(h)                                 There is no litigation, legal or administrative proceeding, investigation or other action of any nature commenced, pending, or, to the knowledge of Borrower, threatened against or affecting the Borrower, the Property or any interest or right therein or any Guarantor which has not been disclosed in detail in writing to Lender and which may involve the possibility of any judgment or liability not fully covered by insurance, or materially or adversely affecting any of the assets of the Borrower or Borrower’s right to carry on business as now conducted, or affecting the continued employment of any officer, or director of Borrower.

(i)                                     The representations and warranties contained in paragraph 25 of the Instrument are hereby confirmed.

25.                               BORROWER’S ADDITIONAL COVENANTS.  Borrower hereby covenants, agrees and undertakes to:

(a)                                  from time to time, at the reasonable request of Lender, (i) promptly correct any defect, error or omission which may be discovered in the contents of this Agreement, the instrument or any of the other Loan Documents or any of the other Instruments or in the execution or acknowledgment thereof; (ii) execute, acknowledge, deliver and record and/or file such further documents or instruments (including, without limitation, further mortgages, security agreements, financing statements, continuation statements, assignments of rents or leases and environmental indemnity agreements) and perform such further acts and provide such further assurances as may be necessary, desirable or proper, in Lender’s reasonable opinion, to carry out more effectively the purposes of this Agreement and such other instruments and to subject to the Liens and security interests hereof and thereof any property intended by the terms hereof or thereof to be covered hereby or thereby, including specifically, but without limitation, any renewals, additions, substitutions, replacements, or appurtenances to the Property; and (iii) execute, acknowledge, deliver, procure, and file and/or record any document or instrument (including specifically, but without limitation, any financing statement) deemed advisable by Lender to protect the Liens and the security interests herein granted against the rights or interests of third persons; provided that such documents or instruments do not increase Borrower’s liability under the Loan Documents.  Borrower will pay all reasonable costs connected with any of the foregoing in this subparagraph (a);

(b)                                 continuously maintain Borrower’s existence, if applicable, as a Borrower Entity, and the right to do business, as applicable, in the State’ of Maryland and in the State of Delaware;

(c)                                  at any time any law shall be enacted imposing or authorizing the imposition of any tax upon the Instrument or any of the other Loan Documents, or upon any rights, title, Liens or security interests created hereby, or upon the obligations secured hereby or any part thereof, pay all such taxes within the applicable payment period; provided that, if such law as enacted makes it unlawful for Borrower to pay such tax, Borrower shall not pay nor be obligated to pay such tax, and in the alternative, Borrower may, in the event of the enactment of such a law, and must, if it is unlawful for Borrower to pay such taxes, prepay the obligations secured hereby in full within one hundred twenty (120) days after demand therefor by Lender, without penalty or premium;

(d)                                 promptly pay all reasonable and bona fide out-of-pocket costs, fees and expenses and other expenditures, including, but not limited to, reasonable attorneys’ fees and expenses, paid or incurred by Lender to third parties incident to this Agreement, the Instrument or any of the other Loan Documents (including, but not limited to, reasonable attorneys’ fees and expenses in connection with the negotiation, preparation and execution hereof and of any other Loan Document and any amendment hereto or thereto, any release hereof, any consent, approval or waiver hereunder or under any other Loan Document, the making of any advance under the Note, and any suit to which Lender is a party involving this Agreement or the Property including any such fees incurred on appeal of such suit) or incident to the enforcement of the obligations secured hereby or the exercise of any right or remedy of the Lender under any Loan Document;

(e)                                  not materially amend the constituent entity organizational documents of Borrower without the prior written consent of Lender, which consent shall not be unreasonably delayed or withheld;

(f)                                    at its sole cost and expense, furnish Lender with such title endorsements or updates to Lender’s title insurance policy as Lender may reasonably require, from time to time, to insure Lender that no other matters of record affect the condition of title or the priority of Lender’s Lien;

(g)                                 not amend, modify or terminate the management agreement, if any, relating to the management of the Property or the Restaurant without the Lender’s prior written consent, and Borrower shall strictly enforce all the material terns of any such management agreement.  (The existence and identity of any manager of the Property and/or the restaurant, as well as the terms and conditions of any management agreement relating thereto, shall be subject to Lender’s prior written approval);

(h)                                 not own an interest in, or operate, any other WENDY’S restaurant within a three (3) mile radius of the Property (excluding the WENDY’S restaurant operated on the Property);

(i)                                     without limiting any other obligation of the Borrower hereunder, shall and does hereby indemnify, hold harmless and insure the Lender of and from any and all claim, liability, loss or damage whatsoever, including without limitation in-house and outside counsel attorneys’ and paralegals’ fees and costs, arising from or in any way relating to the Property this Agreement, the Instrument or any of the other the Loan Documents, save only and except for any claim or loss caused directly as a result of gross negligence or intentional breach or misconduct by Lender;

(j)                                     promptly, and in any event within three (3) business days after an officer of the Borrower obtains actual knowledge of any failure or breach or violation or a Default under this Agreement, to provide Lender with written notice thereof.  “Actual knowledge” as used in this clause (j) of paragraph 25 means the actual knowledge of an officer of Borrower;

(k)                                  not provide a guaranty of the obligations of any of its affiliates or a third party which if exercised would result in a Default (or which but for the passage of time would be a Default hereunder) with respect to the requirements set for cash flow in paragraph 26 hereof; and

(l)                                     keep the covenants set forth in paragraph 26 of the Instrument.

26.                               MAINTENANCE OF CASH FLOW.  During the term of this Instrument, the Borrower shall maintain a Consolidated Fixed Charge Coverage Ratio for the Borrower and Guarantors, if any, of not less than 1.2:1.  All calculations of the Consolidated Fixed Charge Coverage Ratio shall be based upon the financial information furnished by the Borrower hereunder for the twelve (l2) month period ending on the last day of each fiscal year of Borrower or more frequently as the Lender may from time to time reasonably request.  The initial Consolidated Fixed Charge Coverage Ratio shall be calculated for the twelve (12) month period ending on the last day of the Borrower’s fiscal year.  Notwithstanding the foregoing, if the Loan proceeds are used to construct or acquire new units, the first measurement of the FCCR shall be made at the fiscal quarter end following one (1) year after the Loan closing date.  If the Loan proceeds are used to refinance existing units of the Borrower, the first measurement of the FCCR shall be for the twelve (12) month period ending the last day of Borrower’s fiscal year.  Failure by Borrower to comply with the covenants set forth herein shall be deemed a Default under this Agreement.

For the purposes of calculating the Borrower’s Cash Flow, Rental Payments, Non-Recurring Expenses and Non-Recurring Income, the term “Borrower” shall mean the Borrower and all Guarantors, if any, and the term “financial statement” shall mean a consolidated financial statement of the Borrower and such Guarantors.

27.                               ASSIGNMENT BY LENDER.  This Agreement (and unless a contrary intention is expressly provided, each other Loan Document) is freely assignable, in whole or in part, by the Lender and, to the extent of any such assignment, the Lender shall be fully discharged from all liability under this Agreement (and each other Loan Document) accruing from and after the date of such assignment.  The Lender’s assignee shall, to the extent of the assignment, be vested with all the powers and rights of the Lender hereunder and under the other Loan Documents, and to the extent of which assignment the assignee may fully enforce such rights and powers as the holder hereof and all references to the Lender shall mean and refer to such assignee.  The Lender shall retain all rights and powers hereby given which are not so assigned, transferred and/or delivered.  Without limiting the foregoing, the Borrower understands and agrees that the Lender intends to and may, from time to time, sell, pledge, grant a security interest in and collaterally assign, transfer and deliver or otherwise encumber or dispose of the Note, and the Loan Documents and its rights and powers hereunder and thereunder, in whole or in part, in connection with the Securitization or any other assignment or other disposition of the Note.  The Borrower may not, in whole or in part, directly or indirectly, assign this Agreement, the Instrument or any Loan Document or its rights hereunder or thereunder or delegate its duties hereunder.

28.                               SECURITIZATION OPINIONS; FINANCIAL INFORMATION.  In the event the Loan is included as an asset of a Securitization by Lender or any of its Affiliates, Borrower shall, within ten (10) days after Lender’s written request therefor, deliver or cause to be delivered opinions and certifications in form and substance and delivered by counsel reasonably acceptable to Lender and the Rating Agency, as may be reasonably required by Lender and/or the Rating Agency in connection with such Securitization.  Borrower shall not be required to bear the cost of the delivery of such opinions, if any.

Borrower shall, in the event the Loan is included as an asset of a Securitization, (a) gather any environmental information reasonably required by the Rating Agency in connection with such a Securitization, at Lender’s request, (b) meet with representatives of the Rating Agency to discuss the business and operations of the Property, and (c) cooperate with the reasonable requests of the Rating Agency and Lender in connection with all of the foregoing and the preparation of any offering documents with respect thereof.

Borrower shall, upon Lender’s written request therefor in connection with a Securitization in which the Loan is to be included as an asset, promptly deliver such financial statements and related documentation prepared by an independent certified public accountant as may be reasonably necessary and shall fully cooperate with the Lender in connection with any assurances or other documents, which are deemed to be reasonably necessary or convenient by Lender, requested from Borrower and consistent with the Borrower’s obligations hereunder, in connection therewith.  Borrower shall not be required to bear the costs of preparation of financial statements and related documentation prepared by an independent certified public accountant in connection with a Securitization (unless Borrower is otherwise having such financial statements and related documents prepared).

29.                               DEFINITIONS.  Borrower and Lender agree that, unless the context otherwise specifies or requires, the following terms, as used herein or in any of the Loan Documents, shall have the meanings herein specified, such definitions to be applicable equally to the singular and the plural forms of such terms.

“Affiliate” means, with respect to any designated Person, any Person that, directly or indirectly, controls or is controlled by or is under common control with such designated

Person and, without limiting the generality of the foregoing, shall include, (i) any Person who is a director or officer of, partner in, trustee of, or blood or legal relative, guardian or representative of the designated Person, or any Person who acts or serves in a similar capacity with respect to the designated Person, (ii) any Person of which of whom the designated Person is a director or officer, partner, trustee, or blood or legal relative, guardian or representative, or with respect to which or whom, the designated Person acts or serves in a similar capacity; and (iii) any Person, who, directly or indirectly, is the legal or beneficial owner of or controls 10% or more of any class of equity securities of the designated Person.  For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause to change the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Actual knowledge” means the actual knowledge of an officer of Borrower.

“Affiliate Guarantor” means any Affiliate of the Borrower that is providing the Lender with a guarantee of the Note.

“Approved Carriers” has the meaning ascribed to such term in paragraph 6 of this Agreement.

“Borrower” has the meaning ascribed to such term in the first paragraph of the preamble of this Agreement:

“Borrower Entity” means, if applicable, the entity form of Borrower which is a corporation.

“Borrower State” means, if applicable, the state or other jurisdiction under which the Borrower was formed, which is either the State of Delaware or the State of Maryland.

“Cash Flow” means, for any period, with respect to any Person, an amount equal to (a) the sum of (i) pre-tax income, (ii) interest expense, (iii) all non-cash amounts in respect of depreciation and amortization, (iv) Non-Recurring Expenses, (v) discretionary management fees, and (vi) Rental Payments less (b) Non-Recurring Income, all as reflected on such Person’s financial statement for such period.

“Casualty” has the meaning ascribed to such term in paragraph 6 of this Agreement.

“Chattel Paper” has the meaning ascribed to such term under the Uniform Commercial Code.

“Code” has the meaning ascribed to such term in paragraph 15 of this Agreement.

“Collateral Assignment Liquor License” means that certain Collateral Assignment of Liquor License dated as of the date hereof by Borrower to and in favor of Lender pledging as collateral the liquor license, if any, relating to operation of the Restaurant located at the Property.

“Commitment” means the commitment letter from CNL Financial Services, Inc.  or CNL APF Partners, LP to Borrower dated March 2, 1999.

“Condemnation Proceeds” has the meaning ascribed to such term in paragraph 10 of this Agreement.

“Consolidated Fixed Charge Coverage Ratio” means, for any period, the ratio of (a) the Borrower’s and Guarantor’s, if any, Cash Flow for such period to (b) the sum of Borrower’s and Guarantor’s, if any, Debt Service for such period.

“Contracts” means all contracts and agreements to which the Borrower now is, or hereafter will be, bound, or a party, beneficiary or assignee (other than rights evidenced by Chattel Paper, Documents, the Instrument or other Instruments) including, without limitation the Franchise Agreement and the License and all other agreements and documents executed and delivered with respect to such contracts, and all revenues, rentals and other sums of money due and to become due thereunder from any of the foregoing.

“Copyrights” means all United States or other registered and unregistered copyrights, all licenses thereto, and all applications therefor, and all reissues, divisions, continuations, renewals, extensions, modifications, supplements thereto or to any part thereof, and the right to sue for past, present and future infringements of the foregoing, and all rights corresponding to the foregoing throughout the world.

“Debt Service” means, for any period, with respect to any Person all of such Person’s (i) interest payments, (ii) current portion of the principal payments, (iii) Rental Payments and (iv) current portion of capital lease obligations.

“Default” has the meaning ascribed to such term in paragraph 21 of this Agreement.

“Document” has the meaning ascribed to such term under the UCC.

“Equipment” means any “equipment,” as such term is defined in the UCC, used or bought for use primarily in the Restaurant and not included within Inventory, now or hereafter owned or leased by the Borrower and, in any event, shall include, but shall not be limited to, all machinery, tools, computer software, office equipment, furniture, appliances, fixtures, vehicles, motor vehicles, and any manuals, instructions and similar items which relate to the foregoing, and any and all additions, substitutions and replacements of arty of the foregoing, wherever located, together with all improvements thereon and all attachments, components, parts, equipment and accessories installed thereon or affixed thereto.

“Franchise Agreement” means the Franchise Agreement between the Franchisor, as franchisor, and the Borrower, as franchisee.

“Franchisor” means WENDY’S INTERNATIONAL, INC.

“Funds” has the meaning ascribed to such term in paragraph 3 of this Agreement.

“Future Advances” has the meaning ascribed to such term in the granting clause on page 2 of the Instrument.

“General Intangibles” has the meaning ascribed to such tern under the UCC.

“Guarantor” means any guarantor of all or part of Borrower’s obligations under the Note, this Agreement, the Instrument or the other Loan Documents.

“Initial Yearly Premium Payment” has the meaning ascribed to such term in paragraph 3 of this Agreement.

“Instrument” means the Commercial Deed of Trust, Assignment of Rents and Security Agreement as defined in the second WHEREAS clause on page I hereof.

“Instruments” means all documents granting a security interest or assigning rights or otherwise pledging the assets of Borrower (or Guarantor(s) or its or their respective affiliates) to Lender or its Affiliates to secure the indebtedness evidenced by any Related Note.

“Inventory” means all inventory of the Borrower of every type or description, including all “inventory” as such term is defined in the UCC, now owned or hereafter acquired and wherever located, whether raw, in process or finished, and all materials usable in processing the same and all documents of title covering any inventory, including, without limitation, work in process, materials used or consumed in the Restaurants, now owned or hereafter acquired or manufactured by the Borrower and held for sale in the ordinary course of its business; all present and future substitutions thereof, parts and accessories thereof and all additions thereto; and all proceeds thereof and products of such inventory in any form whatsoever.

“License” means the license to use the Trademarks and other intellectual property of Franchisor under the Franchise Agreement.

“Lien” means any mortgage, pledge, security interest, hypothecation, collateral assignment, encumbrance, lien (statutory or other), or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the UCC).

“Loan” has the meaning ascribed to such term in the first WHEREAS clause of this Agreement.

“Loan Documents” means the Loan Agreement, Note, the Instrument, UCC-1 Financing Statement, any of the Related Notes secured hereby from time to time, the Construction Loan Agreement, if any, and all other instruments, guaranties, documents and agreements evidencing or securing the same or the indebtedness and/or other obligations represented thereby.

“Major Casualty” has the meaning ascribed to such term in paragraph 6 of this Agreement.

“Major Taking” has the meaning ascribed to such term in paragraph 10 of this Agreement.

“Maturity Date” has the meaning ascribed to such term in the preamble of the Note.

“Non-Recurring Expenses” and “Non-Recurring Income” mean expenses or income, as the case may be, that is extraordinary and generally not reflected in any prior period or reasonably anticipated to be incurred in any subsequent period.

“Note” has the meaning ascribed to such term in the first WHEREAS clause of this Agreement.

“Other Impositions” has the meaning ascribed to such term in paragraph 3 of this Agreement.

“Patents” means all United States or other registered and unregistered patents, all licenses thereto, and all applications therefor, and all reissues, divisions, continuations, renewals, extensions, modifications, supplements thereto or to any part thereof, and the right to sue for past, present and future infringements of the foregoing, and all rights corresponding to the foregoing throughout the world.

“Payment Date” means the first day of each month or, in the event that the first day of a month is not a Business Day (as defined in the Note), the next Business Day (as provided in the Note) during the term of the Loan in which a monthly installment of principal and interest is due under the Note.

“Permitted Encumbrances” means (i) liens created by the Loan Documents; (ii) liens for taxes not yet due and payable; (iii) liens imposed by law incurred in the ordinary course of business, such as warehousemen’s liens; (iv) liens for workers’ compensation, unemployment insurance and similar payments arising in the ordinary course of business and relating to payments which are not yet delinquent or are being contested; (y) other easements, rights-of-way, restrictions, minor defects in title and similar matters (including those which do not diminish, in any material respect, the value of the Property or impair, in any material respect, the priority of the liens created by the Loan Documents related to the Property; and a security interest relating to purchase money (or lease) financing in connection with the purchase (or lease) of Equipment to replace existing, obsolete Equipment or to comply with the terms of the Franchise Agreements in an amount not to exceed (i) $50,000.00 per restaurant site if the related Property is owned or held by Borrower in fee simple or pursuant to a ground lease or (ii) $25,000.00 per restaurant site if the Property is owned or held by Borrower pursuant to a space lease; provided that Borrower has obtained the prior written approval of the Lender for such purchase money (or lease) financing.

“Person” means any individual, corporation, partnership, unincorporated association, firm, trust, joint stock company, joint venture or other entity of whatever nature.

“Prepayment Premium” has the meaning ascribed to such term in the Note.

“Property” has the meaning ascribed to such term in the description of collateral in the Instrument.

“Rating Agency” means any nationally recognized statistical rating agency; provided, however, that at anytime during which the Loan is an asset of a Securitization, “Rating Agency” shall mean the rating agency or rating agencies that rate the securities issued in connection with such Securitization.

“Receivables” means any “account” as such term is defined in the UCC and in any event shall include, but not be limited to, all of the Borrower’s rights to payment for goods sold or leased, or services performed, by the Borrower, whether now in existence or arising from time to time hereafter, including, without limitation, rights evidenced by an account, note, contract, security agreement, chattel paper, or other evidence of indebtedness or security, together with (a) all security pledged, assigned, hypothecated or granted to or held by the Borrower to secure the foregoing, (b) all the Borrower’s rights, title, and interest in and to any goods, the sale of which gave rise thereto, (c) guarantees, endorsements and indemnifications on, or of, any of the foregoing, (d) all powers of attorney for the execution of any evidence of indebtedness or security or other writing in connection therewith, (e) all books, correspondence, credit files, records, ledger cards, invoices, and other papers relating thereto, including without limitation all similar information stored on a magnet medium or other similar storage device and other papers and documents in the possession or under the control of the Borrower or any computer bureau from time to time acting for the Borrower, (f) all evidences of the filing of financing statements and other statements and the registration of other instruments in connection therewith and amendments thereto, notices to other creditors or secured parties, and certificates from filing or other registration officers, (g) all credit information, reports and memoranda relating thereto, and (h) all other writings related in anyway to the foregoing:

“Related Note” has the meaning ascribed to such term in paragraph 27 of the Instrument.

“Rental Payments” means, for any period, with respect to any Person, all of such Person’s operating lease or rent obligations other than capital lease obligations.

“Restaurant” means a franchise restaurant licensed by the Franchisor and operated by Borrower and pledged to Lender hereunder.

“Securitization” means the sale, pledge, grant of a security interest, collateral assignment, transfer and delivery or other encumbrance or disposition of all or any portion of the Lender’s rights and powers in the Note, this Agreement, the instrument and the other Loan Documents by the Lender, from time to time, to one or more of its Affiliates or to other Persons, including the sale of the Note, this Agreement, the Instrument and the other Loan Documents by the Lender to one or more Persons who will issue debt instruments or equity certificates backed by such Note, this Agreement, the Instrument and the other Loan Documents and the servicing of such instruments by a Person appointed as servicer in connection therewith.

“Sublease” has the meaning ascribed to such term in paragraph 13 of this Agreement.

“Tax Code” means the Internal Revenue Code of 1986, as amended.

“Trademarks” shall mean all United States or other registered or unregistered trademarks together with the goodwill of the business connected with the use thereof, and symbolized thereby, all licenses thereto (including the License), and all applications therefor, and all reissues, divisions, continuations, renewals, extensions, modifications, supplements thereto or to any part thereof, and the right to sue for past, present and future infringements of the foregoing, and all rights corresponding to the foregoing throughout the world.

“UCC” shall mean the Uniform Commercial Code as adopted in the State of Maryland and the State of Delaware.

30.                               INTENTIONALLY OMITTED.

31.                               WAIVER OF JURY TRIAL.  BORROWER AND LENDER BY ITS ACCEPTANCE HEREOF, FOR ITSELF AND FOR EACH HOLDER HEREOF, HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY AGREE, THAT:

(a)                                  NEITHER BORROWER NOR LENDER, NOR ANY ASSIGNEE, SUCCESSOR, HEIR OR LEGAL REPRESENTATIVE OF ANY OF THE SAME SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM, OR ANY OTHER LITIGATION PROCEDURE ARISING FROM OR BASED UPON THE NOTE, THIS AGREEMENT, THE INSTRUMENT OR ANY OTHER LOAN DOCUMENT EVIDENCING, SECURING OR RELATING TO THE OBLIGATIONS OR TO THE DEALINGS OR RELATIONSHIP BETWEEN OR AMONG THE PARTIES THERETO;

(b)                                 NEITHER BORROWER NOR LENDER SHALL SEEK TO CONSOLIDATE ANY SUCH ACTION, IN WHICH A JURY TRIAL HAS BEEN WAIVED, WITH ANY OTHER ACTION IN WHICH A JURY TRIAL HAS NOT BEEN OR CANNOT BE WANED;

(c)                                  THE PROVISIONS OF THIS PARAGRAPH HAVE BEEN FULLY NEGOTIATED BY THE BORROWER AND LENDER, AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS;

(d)                                 NEITHER BORROWER NOR LENDER HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS PARAGRAPH WILL NOT BE FULLY ENFORCED IN ALL INSTANCES;

(e)                                  IN NO EVENT SHALL LENDER BE RESPONSIBLE OR LIABLE FOR CONSEQUENTIAL OR PUNITIVE DAMAGES; AND

(f)                                    THIS PROVISION IS A MATERIAL INDUCEMENT FOR LENDER TO ENTER INTO THIS TRANSACTION AND IS SEPARATELY GIVEN, KNOWINGLY AND VOLUNTARILY WITH THE BENEFIT OF COMPETENT LEGAL COUNSEL.

32.                               MISCELLANEOUS.

(a)                                  Time shall be of the essence with respect to all of Borrower’s obligations under the Note, this Agreement, the Instrument and the other Loan Documents.

(b)                                 In the event that the Lender should become the owner of the Property, there shall be no merger of the estate created by the Instrument with the estate or any other interest in the Property.

(c)                                  The Note, this Agreement, the Instrument, and the Loan Documents may not be changed, amended or modified, except in a writing expressly intended for such purpose and executed by the Lender.

(d)                                 The Note, this Agreement, the Instrument and the other Loan Documents are intended to and shall be deemed to create only the relationship of a borrower and a lender between Borrower and Lender, and are not intended to nor shall they be construed to create a joint venture or any relationship other than the relationship of Borrower and Lender.

(e)                                  The liability of each of the parties named as the Borrower hereunder, if more than one, and every other party who or which is or may become liable hereunder is and shall be joint and several in all respects.

(f)                                    Borrower hereby appoints Lender as its attorney-in-fact to perform any action or execute any document required to be taken or executed by Borrower under this Agreement, the instrument or any of the other Loan Documents or otherwise deemed necessary or advisable by Lender in its sole discretion with respect to the Loan or the Property; provided that Lender shall not so act as Borrower’s attorney-in-fact prior to a Default under this Agreement or the Loan Documents related to the Property unless Lender reasonably determines that such non-action could result in a material adverse effect on the value of the Property.  Lender, in its sole discretion, shall have the right, but not the obligation, to perform or refrain from performing any of Borrower’s obligations described in the Loan Documents and such substituted performance shall not relieve Borrower from its obligations or cure any default under the Loan Documents.  The powers of attorney described in this paragraph are coupled with an interest and irrevocable, shall survive Borrower’s death, and shall not be affected by Borrower’s disability in any manner.  As additional security to Lender, Borrower hereby authorizes Lender to sign and file financing statements at any time with respect to any and all items of personally included as a portion of the Property, which maybe subject to a security interest pursuant to the UCC, without the signature of Borrower.  Borrower will, however, at any time on request of Lender, sign financing statements, trust receipts, security agreements mother agreements with respect to such Property.  Upon the Borrower’s failure to do so, Lender is authorized as the agent of Borrower to sign any such Agreement.  Borrower agrees to pay all filing fees and to reimburse Lender all reasonable costs and expenses of any kind incurred in any way in connection with such Property.

(g)                                 Whenever possible this Agreement and each provision hereof shall be interpreted in such manner as to be effective, valid and enforceable under applicable law.  Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  In addition, any determination that the application of any provision hereof to any person or under any circumstance is illegal and unenforceable shall not affect the legality, validity and enforceability of such provision as it may be applied to any other person or in any other circumstance.

(h)                                 The Powers of Attorney granted to Lender pursuant to this Agreement, or other related Loan Document shall be automatically terminated upon the irrevocable payment of the Note and release of the Instrument.

(i)                                     From time to time, at the reasonable request of Borrower, Lender agrees to promptly correct any defect, error or omission which may be discovered in the contents of this Agreement, the Instrument or in the other Loan Documents or in the execution or acknowledgment thereof.

(j)                                     Borrower shall take all action necessary to assure that Borrower’s computer-based systems are able to operate and effectively process data including dates on and after January l, 2000.  At the request of Lender, Borrower shall provide Lender assurance acceptable to Lender of Borrowers Year 2000 compatibility.

33.                               ADDITIONAL NON-UNIFORM PROVISIONS.

(a)                                  The Borrower also waives any right under any statute heretofore or hereafter enacted to redeem the Property so sold, or any part thereof, and the Borrower hereby covenants not to hinder, delay or impede the execution of any power herein granted or delegated to the Trustee.

(b)                                 Notwithstanding anything to the contrary herein, there are no Guarantors for the Loan and any and all references to “Guarantor” or “Guarantors” are of no effect.

(c)                                  Notwithstanding the provisions of paragraph 3 hereof to the contrary, if with respect to the payment of Funds in respect of Other Impositions, Lender shall not require Borrower to make such payments unless and until a Default has occurred, or an event has occurred which, upon the giving of notice or the passage of time, or both, would be a Default hereunder.

(d)                                 The initial paragraph of paragraph 3 is hereby amended to delete the following two sentences:  “Lender may require the payment of Funds in respect of Other Impositions at any time, whether or not a Borrower’s default or payment delinquency has occurred.  Unless otherwise provided by applicable law, Lender may require Funds for Other Impositions to be paid by Borrower in a lump sum or in periodic installments, at Lender’s option.” and replace them with the following:  “Lender may require the payment of Funds in respect of Other Impositions in monthly installments, at Lender’s option.”

(e)                                  (e)                                  Notwithstanding the provisions of paragraph 5 to the contrary, the Borrower shall not be in default so long as it provides Lender with copies of paid tax receipts of taxes and assessments evidencing such payments within sixty (60) days of the end of each calendar year.

(f)                                    Notwithstanding the provisions of paragraphs 5, 16, 21(c) and 25 herein, it shall not be a default under the Loan Documents for Borrower to obtain purchase money or lease financing in connection with the purchase or lease of equipment to replace obsolete or upgrade existing equipment or to comply with the terms of the

Franchise Agreements, provided that Borrower has obtained prior approval of Lender.  Lender will cooperate with Borrower to permit provider of such financing to obtain a first priority security interest, provided that Lender shall retain a subordinate (or springing) security interest in such new equipment.

(g)                                 Notwithstanding the provisions of paragraph 6 to the contrary, the definition of “Major Casualty” shall mean any damage, injury or loss to the Property by fire, lightning, hail, windstorm, explosion, earthquake (if in a high risk area), and such other hazards, casualties and contingencies insured in an “all-risk” policy, for which the cost to replace or repair would exceed the lesser of (x)$100,000.00 or (y) 25% of the outstanding principal balance of the Note.

(h)                                 The provisions and requirements of paragraphs 6 and 10 concerning the handling and distribution of insurance and condemnation proceeds are expressly subject to the requirements and provisions set forth in the Master Insurance Trust and the lease, if applicable.  In the event of a conflict between the Master Insurance Trust and/or lease and the terms of paragraphs 6 and 10, the Master Insurance Trust and/or lease shall prevail.

(i)                                     Notwithstanding the provisions of paragraph 6 hereof to the contrary, Lender shall accept Fire and Hazard insurance with a deductible clause of no more than $100,000.00.

(j)                                     Notwithstanding the provisions of paragraph 9 hereof to the contrary, Borrower shall not be in Default so long as, within forty-five (45) days after the end of each calendar quarter, Borrower provides Lender a summary of all material communications and notices received from Franchisor, during the preceding quarter, provided that such disclosure does not create a breach under the terms of any Franchise Agreements

(k)                                  Notwithstanding the provisions of paragraph 10 to the contrary, the definition of “Major Taking” shall mean any condemnation or other taking by eminent domain, or conveyance in lieu thereof, of a portion of the Property for which a claim for payment of an award for such taking and for damages in connection therewith exceeds the lesser of (x) $100,000.00 or (y) twenty-five percent (25%) of the outstanding principal balance of the Note.

(l)                                     The provisions of paragraph 13 and 20 shall only apply in the event that the Borrower becomes a landlord with respect to the Property or some portion thereof.

(m)                               Notwithstanding the provisions of paragraph 13 herein, Borrower may enter into ATM, pay phone or video display leases without first obtaining Lender’s consent.

(n)                                 Notwithstanding the provisions of paragraph 16 herein, Borrower shall not be required to pay a 1% transfer fee to Lender for any sale or transfer of the beneficial interest in the Property or any Borrower to an Affiliate nor for any sale or transfer of the beneficial interest in the Property or any Borrower to a company formed as a result of any Borrower going public.

(o)                                 Notwithstanding the provisions of paragraph 16 herein, Borrower shall not be in default for any sales or transfers of beneficial interests in any Borrower, provided that such sales or transfers, together with any prior sales (during the term of the loan) or transfers of beneficial interests in any Borrower do not result in a change in the controlling interests of the Borrower.

(p)                                 Notwithstanding the provisions of paragraphs 21 and 25 herein, Lender agrees that existing properties shall not be deemed a violation of these provisions.  Further, Lender agrees that it shall not be a violation under the terms of paragraphs 21 and 25 for Borrower to operate a Wendy’s restaurant within a three (3) mile radius of the Property, provided that the restaurant locations are consistent with the requirements of the Borrower’s franchise agreement and territory.

(q)                                 Notwithstanding the provisions of paragraph 21(c) herein, Borrower shall only be in default for Borrower’s failure to comply with or perform, or any breach or violation of any material warranty, material representation, material covenant, material agreement, material prohibition, material restriction or material condition.

(r)                                    Paragraph 21 (g) is hereby deleted in its entirety and replaced with the following:  “the occurrence of any uncured event deemed to be a default under any commitment and/or loan made by Lender to Borrower with the amount in controversy being in excess of $25,000.00 which remains uncured after the expiration of any applicable notice and/or cure period and has not been paid off within thirty (30) days of entry, or appeal by Borrower or covered by Borrower’s insurance, shall, at the option of Lender, be and constitute a Default under all commitments and/or loans made to Borrower by Lender (including, without limitation, the Note, this instrument, and the other Loan Documents).

(s)                                  Paragraph 24(h) is deleted in its entirety and replaced as follows:  “There is no litigation, legal or administrative proceeding, investigation or other action of any nature commenced, pending, or, to the knowledge of Borrower, threatened against or affecting the Borrower, the Property or any interest or right therein or any Guarantor in excess of $100,000.00 which has not been paid off within 30 days of entry, or appealed by Borrower, or, is covered by Borrower’s insurance, which has not been disclosed in detail in writing to Lender and which may involve the possibility of any judgment or liability not fully covered by insurance, or materially or adversely affecting any of the assets of the Borrower or Borrower’s right to carry on business as now conducted, or affecting the continued employment of any officer or director of Borrower.”

(t)                                    Notwithstanding, the provisions of paragraph 25(a) herein, Borrower shall not be responsible for paying any of the costs related therein when such costs relate to securitization.

(u)                                 Notwithstanding the provisions of paragraph 25(d) to the contrary Lender agrees that Borrower shall not be required to pay Lender’s legal fees in excess of $3,500.  per site in connection with the negotiation, preparation, and execution of the Loan Documents.

(v)                                 Notwithstanding the provisions of paragraph 25(e), Lender will be deemed to have consented to Borrower’s change in its organization documents unless Lender objects in writing to said proposed change within ten (10) business days or from receipt of Notice of such proposed changes from Borrower.

(w)                               Paragraph 26 is hereby deleted in its entirety and replaced with the following:

“MAINTENANCE OF CASH FLOW.  During the term of this Instrument, the Borrower shall maintain a Consolidated Fixed Charge Coverage Ratio for the Borrower and Guarantors, if any, of not less than 1.2:1.  All calculations of the Consolidated Fixed Charge Coverage Ratio shall be based upon the financial information furnished by the Borrower hereunder for the twelve (12) month period ending on the last day of each fiscal year of Borrower or more frequently as the Lender may from time to time reasonably request.  The initial Consolidated Fixed Charge Coverage Ratio shall be calculated for the trailing twelve (12) month period.  Failure by Borrower to comply with the covenants set forth herein shall be deemed a Default under this Instrument.”

(x)                                   In addition to the provisions of paragraph 28, Lender shall reimburse Borrower for Borrower’s reasonable costs incurred by virtue of Borrower cooperating with the securitization or participation process.

(y)                                 The reference to “ten (10) days” in the second line of paragraph 28 is hereby deleted and replaced with “ten (10) business days.”

(z)                                   Paragraph 29 is hereby amended as follows:

i.                                          The definition of “Affiliate Guarantor” is hereby deleted in its entirety.

ii.             The definition of “Cash Flow” is hereby deleted in its entirety and replaced with the following:  “‘Cash Flow’ means, for any period, with respect to any Obligor, an amount equal to (a) the sum of (i) pre-tax income, (ii) interest expense, (iii) all non-cash amounts in respect of depreciation and amortization and (iv) Non-Recurring Expenses, (v) discretionary management fees, and (vi) Rental Payments less (b) Non-Recurring Income, all as reflected on such Person’s financial statement for such period.”

iii.            The definition of “Collateral Assignment of Liquor License” is hereby deleted in its entirety.

iv.            The definition of “Consolidated Fixed Charge Coverage Ratio” is hereby deleted in its entirety and replaced with the following:  “‘Consolidated

Fixed Charge Coverage Ratio’ means, for any period, the ratio of (a) the Borrower’s and Obligor’s, if any, Cash Flow for such period to (b) the sum of Obligor’s Debt Service for such period.”

v.                                      The definition of “Debt Services” is hereby deleted’ in its entirety and replaced with the following:  “`Debt Service’ means, for any period, with respect to any Obligor, all of such Obligor’s interest payments, current portion of principal on any loans, Rental Payments and capital lease obligations.”

vi.                                   The definition of “Non-Recurring Expenses” and “Non-Recurring Income” are hereby deleted in their entirety and replaced with the following:  “‘Non-Recurring Expenses’ and ‘Non-Recurring Income’ mean expenses or income, as the case may be, that is unusual and generally not reflected in any prior period or reasonably anticipated to be incurred in any subsequent period.”

vii.                                The following definition is added to paragraph 29:  “‘Obligor” means Borrower and Guarantors on a consolidated basis.”

viii.                             The definition of “Permitted Encumbrances” is hereby deleted in its entirety and replaced with the following:  “‘Permitted Encumbrances’ means (i) liens created by the Loan Documents; (ii) liens for taxes not yet due and payable; (iii) liens imposed by law incurred in the ordinary course of business, such as warehousemen’s liens; (iv) liens for workers’ compensation, unemployment insurance and similar payments arising in the ordinary course of business and relating to payments which are not yet delinquent or are being contested; (v) other easements, rights-of-way, restrictions, minor defects in title and similar matters (including those which do not diminish, in any material respect, the value of the Property or impair, in any material respect, the priority of the liens created by the Loan Documents related to the Property; and a security interest relating to purchase money (or lease) financing in connection with the purchase (or lease) of Equipment to replace existing; obsolete Equipment or to comply with the term of the Franchise Agreements, provided that Borrower has obtained the prior written approval of the Lender for such purchase money (or lease) financing.”

(aa)                            Notwithstanding anything contained herein to the contrary, Borrower shall be permitted to created subordinated debt in its corporate financing without obtaining Lender’s consent.

(bb)                          The Loan is also subject to the terms and conditions of that certain Defeasance Agreement by and between Lender and Borrower of even date herewith.

(Signatures commence on following page]

IN WITNESS WHEREOF, the parties have executed this Agreement or have caused the same to be executed by their respective representatives thereunto duly authorized.

BORROWER:
Signed, sealed and delivered in the presence of:
FRIENDCO RESTAURANTS, INC., a Maryland corporation,

		By:	/s/ DAVID J. NORMAN
Name:	/s/ CHRISTINA L. DECICCO		David J. Norman, Secretary

Name:	/s/ JOHN RUFFIER

(CORPORATE SEAL)

DAVCO RESTAURANTS, INC., a Delaware corporation

		By:	/s/ DAVID J. NORMAN
Name:	/s/ CHRISTINA L. DECICCO		David J. Norman, Secretary

Name:	/s/ JOHN RUFFIER

(CORPORATE SEAL)

DAVCO ACQUISITION HOLDING INC., a Delaware corporation

Name:	/s/ CHRISTINA L. DECICCO	By:	/s/ DAVID J. NORMAN
David J. Norman, Secretary
Name:	/s/ JOHN RUFFIER

(CORPORATE SEAL)

ACKNOWLEDGMENT

STATE OF NEW YORK
COUNTY OF NEW YORK

BEFORE ME, the undersigned, a Notary Public in and for said County and State, on this day personally appeared David J. Norman, Secretary of FRIENDCO RESTAURANTS, INC., a Maryland corporation, who executed the foregoing instrument on behalf of FRIENDCO RESTAURANTS, INC., a Maryland corporation, known to me to be the person and officer whose name is subscribed to the foregoing instrument, and acknowledged to me that the same was the act of said corporation and that he executed the same for the purposes and consideration therein expressed and in the capacity therein stated for and on behalf of the corporation.

GIVEN UNDER MY HAND AND SEAL July 12, 2001.

/s/ CHRISTINA L. DECICCO
Notary Public - State of New York
Print Name:	/s/ CHRISTINA L. DECICCO
Commission Number:	01DE5083189
Commission Expires:	08/04/2001

ACKNOWLEDGMENT

STATE OF NEW YORK
COUNTY OF NEW YORK

BEFORE ME, the undersigned, a Notary Public in and for said County and State, on this day personally appeared David J. Norman, Secretary of DAVCO RESTAURANTS, INC. and DAVCO ACQUISITION HOLDING INC., both Delaware corporations, who executed the foregoing instrument on behalf of DAVCO RESTAURANTS, INC. and DAVCO ACQUISITION HOLDING INC., both Delaware corporations, known to me to be the person and officer whose name is subscribed to the foregoing instrument, and acknowledged to me that the same was the act of said corporations executed the same for the purposes and consideration therein expressed and in the capacity therein stated for and on behalf of the corporations.

GIVEN UNDER MY HAND AND SEAL July 12, 2001.

/s/ CHRISTINA L. DECICCO
Notary Public - State of New York

		Print Name:	/s/CHRISTINA L. DECICCO
		Commission Number:	01DE5083189
		Commission Expires:	08/04/2001

LENDER:

WELLS FARGO BANK MINNESOTA, NATIONAL ASSOCIATION f/k/a NORWEST BANK MINNESOTA, NATIONAL ASSOCIATION, as Indenture Trustee under that certain Indenture dated on November 1, 1999.

		By:	CNL Financial Services, LP, a Delaware
Name:	/s/ CATHERINE WALKER		general partnership, as Servicer

Name:	/s/ SUSAN K. TAYLOR		By CNL Financial Services GP Corp., a

Delaware corporation General Partner

By:	/s/ JOHN L. FARREN
Name:	John L. Farren
Title:	Senior Vice President

ACKNOWLEDGMENT

STATE OF FLORIDA
COUNTY OF ORANGE

The foregoing instrument was acknowledged before me July 12, 2001, by John L. Farren as Senior Vice President of CNL Financial Services GP Corp., a Delaware corporation, as General Partner of CNL Financial Services, LP, a Delaware limited partnership, as Servicer for Wells Fargo Bank Minnesota, National Association, as Indenture Trustee under that certain Indenture dated November 1, 1999, on behalf of the corporation and limited partnership.  He is personally known to me and did not take an oath.

/s/ CARMEN BURGOS
Notary Public - State of Florida

Print Name:	Carmen Burgos
Commission Number:	CC781501
Commission Expires:	October 7, 2002